Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-145665) and related Prospectus of Bookham, Inc. for the registration of up to $200,000,000 of its common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our reports dated August 27, 2007, with respect to the consolidated financial statements and schedule of Bookham, Inc. and the effectiveness of internal control over financial reporting of Bookham, Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, California
October 15, 2007